EdR ANNOUNCES FIRST QUARTER 2017 RESULTS

MEMPHIS, TN, May 1, 2017 - EdR (NYSE:EDR), one of the nation’s largest developers, owners and managers of high-quality collegiate housing communities, today announced results for the quarter ended March 31, 2017.

Company Highlights

•	Net income attributable to common stockholders of $16.2 million, or $0.21 per diluted share, as compared to $16.7 million, or $0.26 per diluted share, for the first quarter of 2016;

•	Operating income declined $1.8 million to $18.4 million on a 16.9% increase in revenue offset by a 26.7% increase in operating expenses, mainly driven by depreciation;

•
Same-community net operating income ("NOI") declined 1.2% for the first quarter, with a 0.9% increase in revenue offset by a 5.0% increase in operating expenses, which was mainly due to a 16% increase in real estate taxes;

•	Core funds from operations (“Core FFO”) increased 29.7% to $44.0 million and Core FFO per share/unit improved $0.06, or 11.1%, to $0.60;

•
Preleasing for the 2017-2018 lease-term is 130 basis points ahead of last year with the same-community portfolio 78.1% preleased. The same-community leasing portfolio is projected to open the 2017-2018 lease-term with a 2.5% to 3.5% increase in rental revenue;

•	Began construction on a 229-bed community pedestrian to Colorado State University. EdR will own 70% of the joint venture and manage the $28.2 million community, targeted for a summer 2018 delivery;

•
Awarded three new on-campus developments, including a ONE Plan development with Cornell University and two third-party developments with the University of South Florida - St. Petersburg and Thomas More College. Anticipated delivery dates are fall 2019 or 2020;

•	Won an industry leading six Innovator Awards at the 7th Annual Interface Student Housing Conference;

•	Completed the previously announced acquisition of 319 Bragg, a 305-bed community pedestrian to Auburn University, for $28.5 million; and

•	Entered into a binding agreement to sell The Reserve on Stinson, a 612-bed community serving the University of Oklahoma, for $18 million. The sale is anticipated to close in June 2017.

"Core FFO per share was up 11% in the first quarter and the same-community portfolio is projected to produce revenue growth of 3% for this fall," stated Randy Churchey, EdR's chief executive officer. "Our team is focused on consistent internal growth and the successful opening of new deliveries. In addition, industry projections of supply and demand in 2017 are consistent with 2016, which bodes well for continued internal growth."

Net Income Attributable to Common Stockholders

Net income attributable to common stockholders for the first quarter was $16.2 million, or $0.21 per diluted share, as compared to net income of $16.7 million, or $0.26 per diluted share, for the first quarter of 2016. The $0.5 million decline in net income attributable to common stockholders relates primarily to the following:

•	a $6.6 million increase in total community NOI,

•	a $9.9 million loss on extinguishment of debt recognized in 2016 compared to none in 2017,

•	a $1.3 million increase in third-party development consulting services revenue,

•	a $1.6 million reduction in interest expense,

•	a $8.3 million increase in depreciation and amortization, and

•	a $11.9 million gain on sale of collegiate housing properties in 2016 compared to none in 2017.

Operating Income

Operating income for the first quarter was $18.4 million as compared to $20.2 million for the first quarter of 2016. The $1.8 million decrease relates primarily to the following:

•	a $8.3 million increase in depreciation and amortization, partially offset by

•	a $6.6 million increase in total community NOI, and

•	a $1.3 million increase in third-party development consulting services revenue.

Core Funds From Operations

Core FFO for the first quarter was $44.0 million compared to $33.9 million in the prior year, and Core FFO per share/unit for the first quarter increased $0.06, or 11.1%, to $0.60. The $10.1 million increase in Core FFO relates primarily to the following:

•	a $6.6 million increase in total community NOI,

•	a $1.6 million decrease in net interest expense, and

•	a $1.3 million increase in third-party development consulting services revenue.

A reconciliation of GAAP net income attributable to common stockholders to funds from operations (“FFO”) and Core FFO is included with the financial tables accompanying this release.

Same-Community Results

Same community NOI for the first quarter declined 1.2% to $41.8 million on revenue growth of 0.9% and a 5.0% increase in operating expenses. The growth in revenue for the quarter was comprised of a 2.8% increase in rental rates, a 1.8% decline in occupancy, and a 0.1% reduction in other income. The same-community operating expense growth of 5.0% was mainly due to a 16.4%, or $0.8 million, increase in real estate taxes for the quarter, which includes the previously disclosed expiration of a tax PILOT in 2017 at one community. Direct operating expenses for the first quarter increased 2.2% over the prior year.

2017-2018 Preleasing

The same-community leasing portfolio is currently 130 basis points ahead of prior year with 78.1% of the beds preleased for the fall (excludes the 5,733 same-community beds at the University of Kentucky as the university's assignment to communities does not occur until mid-May).

Following is a summary of the current status of applications at the University of Kentucky compared to the same time last year:

	2017	2016
Bed Count:
Same-communities	5,733	4,592
New-communities	1,117	1,141
Total	6,850	5,733
Housing Applications	6,573	6,169
% Applied	96%	108%

Based on current leasing velocity and market conditions, including the same-community beds at the University of Kentucky, we expect the same-community leasing portfolio to open the 2017-2018 lease-term with occupancy flat to prior year and an approximate 2.5% to 3.5% increase in rates, resulting in rental revenue growth in the range of 2.5% to 3.5% (assuming an equal percentage allocation of University of Kentucky applications to same and new-communities).

The Company provides additional leasing information in its quarterly earnings supplement located at http://www.snl.com/irweblinkx/yearlypresentations.aspx?iid=4095382.

Market Supply and Demand

We currently anticipate 2017 new student housing supply as a percentage of enrollment, in EdR markets, to exceed projected enrollment growth by 30 basis points. This 30 basis point spread is comprised of supply growth representing 2.1% of enrollment as compared to an expected enrollment growth of 1.8% and is consistent with the supply to enrollment gap EdR experienced in its markets over the previous four years as follows:

EdR Markets (% of enrollment):	2013	2014	2015	2016*	2017*
Projected new supply	2.2%	2.2%	2.0%	1.8%	2.1%
Projected enrollment growth	1.3%	1.4%	1.5%	1.5%	1.8%
	0.9%	0.8%	0.5%	0.3%	0.3%

Same-community:
Occupancy increase (decrease)	3.0%	2.0%	0.4%	(1.1)%	—%
Rate increase	2.0%	2.0%	3.4%	3.4%	3.0%
Total leasing revenue growth	5.0%	4.0%	3.8%	2.3%	3.0%

*Enrollment projections for 2016 and 2017 represent the 3-year enrollment CAGR through 2015 for EdR's current portfolio and EdR's portfolio including 2017 deliveries, respectively. Leasing revenue growth for 2017 represents the midpoint of current projections.

The Company provides additional enrollment and supply information by market in its quarterly earnings supplement located at http://www.snl.com/irweblinkx/yearlypresentations.aspx?iid=4095382.

Investment Activity

The Company, through its partnership with East Hill Village Partners, was selected by Cornell University as its development partner for the redevelopment of the university's East Hill Plaza. The first phase of this mixed use redevelopment, which will include collegiate housing and retail, is targeted for a fall 2020 delivery. The redevelopment is similar to EdR's successful Storrs development that created a vibrant town center and a sense of community at the University of Connecticut.

EdR began construction on a 229-bed community pedestrian to Colorado State University's campus. The $28.2 million community, which will have bed-bath parity and include such amenities as a pool, hot-tub and in-unit washers and dryers, is a good compliment to the communities EdR already owns in the market. EdR will be 70% owner and will manage the community, which is targeted to open summer 2018.

In February, the Company completed the previously announced acquisition of 319 Bragg, a 305-bed community pedestrian to Auburn University, for $28.5 million. The highly amenitized community, built in 2014, includes study lounges, access gates, 24 hour fitness center and a resort style pool with cabanas.

"We were honored to be recognized at the recent Interface Student Housing Conference as winner of an industry leading six Innovator Awards," stated Tom Trubiana, EdR's president. "We work hard to be leaders in the industry in service, creativity and growth and these awards from Student Housing Business are a validation of our efforts and a testament to our successes."

In April, the Company entered into a binding contract for the sale of The Reserve on Stinson, a 13 year old community with 612 beds that serves the University of Oklahoma. The transaction is expected to close in June 2017 for approximately $18 million.

The Company moved a portion of its 2017 development at Oklahoma State to a 2018 delivery. Despite the general contractor's belief that the entire project will be completed on-time for a fall 2017 delivery, the Company is forecasting that only one of two buildings, or about 51% of the total beds, will open this fall. The Company has implemented available oversight controls and has financial damage clauses in its contract.

Third-Party Development Services

The Company recognized $0.6 million in additional development fees on the recently delivered Bowles Hall redevelopment at the University of California - Berkeley. The additional fees represent EdR's share of savings for delivering the project on time and under budget and is indicative of EdR's success managing the renovation and exceeding the expectations of its customer.

In April, the Company was awarded the right to begin pre-development services for two proposed third-party on-campus developments. The first, at the University of South Florida - St. Petersburg, is anticipated to have approximately 500 beds and is targeted for delivery in fall 2019 or 2020. The second is at Thomas More College and is anticipated to have approximately 600 beds and is targeted for delivery in fall 2019.

Capital Structure

At March 31, 2017, the Company had cash and cash equivalents totaling $34.9 million and availability on its unsecured revolving credit facility of $240 million. The Company's net debt to gross assets was 22.9%, its net debt to EBITDA - adjusted was 2.3x, and its interest coverage ratio was 10.6x.

The Company's capital commitments at March 31, 2017, relating to announced acquisitions and active developments, totaled $1 billion, with $712 million remaining to be funded ($412 million in 2017 and $300 million in 2018). The Company expects to meet these capital commitments with existing cash, debt capacity and settling its existing $311 million of ATM forward shares that have already been sold but not yet settled. If the Company were to fund 100% of its development commitments at March 31, 2017 with cash on hand, settlement of the forward equity sales and existing debt capacity, our debt to gross assets would be 29%, which is within management’s targeted leverage range of 25% to 30%. Please see the Company's financial supplement for a schedule of sources and uses of capital for all announced transactions as well as proforma debt to gross asset ratios including the impact of funding these commitments.

In April, the Company locked rates on a total of $150 million in unsecured private placement notes. The notes are evenly split between a 12-year and a 15-year maturity and will bear an average fixed interest rate of 4.26%. The Company anticipates closing the notes and receiving funding by the end of the second quarter, with the expectation that the proceeds will be used to pay down the balance on the Company's revolver and for general corporate purposes. The current commitments have customary contingencies and closing of the transaction is not guaranteed.

Since the fourth quarter earnings release, the Company sold nearly 0.4 million shares under its at-the-market ("ATM") forward sale program for a total of 7.3 million forward-settling shares sold at a weighted average net price of $42.57, representing approximately $311 million in future funding for its capital commitments. The Company has the option of settling 6.9 million of the forward sold shares at any time prior to December 31, 2017. The remaining completed forward sales and any additional sales under the current authorization can be settled at the Company's option through December 2018.

Earnings Guidance and Outlook

Based on the Company's current estimates, management is updating its 2017 guidance for net income attributable to common shareholders per diluted share from $0.66 to $0.76 to a range of $0.51 to $0.61, mainly due to higher depreciation and amortization expense related to acquisition activity. Management reaffirms its 2017 guidance for Core FFO per share/unit of $1.90 to $2.00.

Webcast and Conference Call

EdR will host a conference call for investors and other interested parties beginning at 10:00 a.m. Eastern Time on Monday, May 1, 2017.  The call will be hosted by Randy Churchey, EdR's chairman and chief executive officer.

The conference call will be accessible by telephone and the Internet.  To access the call, participants in the U.S. may dial (877) 705-6003, and participants outside the U.S. may dial (201) 493-6725.  Participants may also access the call via live webcast by visiting the Company's investor relations Web site at www.EdRTrust.com.

The replay of the call will be available at approximately 1:00 p.m. Eastern Time on Monday, May 1, 2017 through 11:59 p.m. Eastern Time on Monday, May 15, 2017.  To access the replay, the domestic dial-in number is (844) 512-2921, the international dial-in number is (412) 317-6671, and the passcode is 13659375.  The archive of the webcast will be available on the Company's Web site for a limited time.

About EdR

EdR (NYSE:EDR) is one of America's largest owners, developers and managers of collegiate housing. EdR is a self-administered and self-managed real estate investment trust that owns or manages 88 communities with more than 45,800 beds serving 55 universities in 25 states. EdR is a member of the Russell 2000 Index, the S&P MidCap 400 and the Morgan Stanley REIT indices. For details, please visit the Company's Web site at www.EdRtrust.com.

Contact:

J. Drew Koester
Senior Vice President
Capital Markets and Investor Relations
(901) 259-2500

Bill Brewer
Executive Vice President and
Chief Financial Officer
(901) 259-2500

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements about the Company’s business that are not historical facts are “forward-looking statements,” which relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements are based on current expectations. You should not rely on forward-looking statements because the matters that they describe are subject to known and unknown risks and uncertainties that could cause the Company’s business, financial condition, liquidity, results of operations, Core FFO, FFO and prospects to differ materially from those expressed or implied by such statements. Such risks are set forth under the captions “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in EdR's most recent annual report on Form 10-K and quarterly reports on Form 10-Q, and as described in EdR's other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and, except as otherwise may be required by law, the Company undertakes no obligation to update publicly or revise any guidance or other forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by law.

No Offer of Securities

Nothing in this press release shall constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any offer or sale of securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.  Any offering of securities will be made only by means of an applicable prospectus.

Non-GAAP Financial Measures

Funds from Operations (FFO)

As defined by the National Association of Real Estate Investment Trusts ("NAREIT"), FFO represents net income (loss) (computed in accordance with U.S. generally accepted accounting principles ("GAAP")), excluding gains (or losses) from sales of collegiate housing assets and impairment write-downs of depreciable real estate plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. The Company presents FFO available to all stockholders and unitholders because management considers it to be an important supplemental measure of the Company’s operating performance, believes it assists in the comparison of the Company's operating performance between periods to that of different REITs and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their operating results. As such, the Company also excludes the impact of noncontrolling interests, only as they relate to operating partnership units, in the calculation. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from collegiate housing asset dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999, April 2002 and by the October 2011 guidance described above), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties. We believe that net income is the most directly comparable GAAP measure to FFO available to stockholders and unitholders. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions.

The Company also uses core funds from operations, or Core FFO, as an operating performance measure. Core FFO available to stockholders and unitholders is defined as FFO adjusted to exclude the impact of straight-line adjustment for ground leases, gains/losses on extinguishment of debt, transaction costs and noncash fair value adjustments and severance costs. The Company believes that these adjustments are appropriate in determining Core FFO as they are not indicative of the operating performance of the Company’s assets. In addition management uses Core FFO in the assessment of our operating performance and comparison to its industry peers and believes that Core FFO is a useful supplemental measure for the investing community to use in comparing the Company's results to other REITs as most REITs provide some form of adjusted or modified FFO.

Net Operating Income (NOI)

The Company considers NOI to be a useful measure of its collegiate housing operating performance. The Company defines NOI as rental and other community-level revenues earned from our collegiate housing communities less community-level operating expenses, excluding third-party management fees and expenses, third-party development consulting fees and expenses, depreciation, amortization, other operating expense related to noncash adjustments, ground lease expense and impairment charges and including regional and other corporate costs of supporting the communities. Other REITs may use different methodologies for calculating NOI, and accordingly, the Company's NOI may not be comparable to other REITs. The Company believes that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. The Company uses NOI to evaluate performance on a community-by-community basis because it allows management to evaluate the impact that factors such as lease structure, lease rates and resident base, which vary by property, have on the Company’s operating results. However, NOI should only be used as an alternative measure of the Company’s financial performance.

Debt to Gross Assets

Debt to gross assets is defined as total debt, excluding the unamortized deferred financing costs, divided by gross assets, or total assets excluding accumulated depreciation on real estate assets. We also refer to net debt to gross assets. Net debt is defined as total debt, excluding the unamortized deferred financing costs and less cash. We consider debt to gross assets and net debt to gross assets useful to an investor in evaluating our leverage and in assessing our capital structure, because it excludes noncash items such as accumulated depreciation and provides a more accurate depiction of our capital structure. Debt to gross assets and net debt to gross assets should only be used as an alternative measure of the Company's financial performance.

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)

Adjusted EBITDA is defined as GAAP net income excluding: (1) straight line adjustment for ground leases; (2) acquisition costs; (3) depreciation and amortization; (4) loss on impairment of collegiate housing assets; (5) gain on sale of collegiate housing properties; (6) interest expense and income; (7) amortization of deferred financing costs; (8) income tax expense (benefit); (9) noncontrolling interests; (10) other operating expense related to noncash adjustments and (11) loss on extinguishment of debt. Management considers Adjusted EBITDA useful to an investor in evaluating and facilitating comparisons of the Company's operating performance between periods and between REITs by removing the impact of the Company's capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from our operating results.

Interest Coverage Ratio

Interest Coverage Ratio is defined as Adjusted EBITDA divided by interest expense. We consider the interest coverage ratio a useful metric for investors as it provides a widely-used measure of our ability to service our debt obligations, as well as compare leverage between REITs.

EdR AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	March 31, 2017	December 31, 2016
	(unaudited)
Assets
Collegiate housing properties, net	$2,212,845	$2,108,706
Assets under development	394,906	289,942
Cash and cash equivalents	34,922	34,475
Restricted cash	7,714	7,838
Other assets	69,461	65,224

Total assets	$2,719,848	$2,506,185

Liabilities and equity
Liabilities:
Mortgage and construction loans, net of unamortized deferred financing costs	$29,776	$62,520
Unsecured revolving credit facility	260,000	20,000
Unsecured term loans, net of unamortized deferred financing costs	186,314	186,738
Unsecured senior notes, net of unamortized deferred financing costs	248,004	247,938
Accounts payable and accrued expenses	135,800	127,872
Deferred revenue	24,923	20,727
Total liabilities	884,817	665,795

Commitments and contingencies	—	—

Redeemable noncontrolling interests	45,631	38,949

Equity:
EdR stockholders’ equity:
Common stock, $0.01 par value per share, 200,000,000 shares authorized, 73,180,531 and 73,075,455 shares issued and outstanding as of March 31, 2017 and December 31, 2016, respectively	732	731

Preferred shares, $0.01 par value per share, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	1,789,755	1,802,852
Retained earnings	—	—
Accumulated other comprehensive loss	(2,486)	(3,564)
Total EdR stockholders’ equity	1,788,001	1,800,019
Noncontrolling interests	1,399	1,422
Total equity	1,789,400	1,801,441

Total liabilities and equity	$2,719,848	$2,506,185

EdR AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Amounts in thousands, except per share data)
(Unaudited)

	Three months ended March 31,
	2017	2016
Revenues:
Collegiate housing leasing revenue	$80,785	$70,183
Third-party development consulting services	1,815	483
Third-party management services	945	894
Operating expense reimbursements	2,253	1,819
Total revenues	85,798	73,379

Operating expenses:
Collegiate housing leasing operations	28,877	24,889
Development and management services	2,901	2,521
General and administrative	3,207	2,581
Development pursuit, acquisition costs and severance	220	528
Depreciation and amortization	25,839	17,516
Ground lease expense	3,560	3,309
Other operating expense	500	—
Reimbursable operating expenses	2,253	1,819
Total operating expenses	67,357	53,163

Operating income	18,441	20,216

Nonoperating (income) expenses:
Interest expense, net	3,028	4,663
Amortization of deferred financing costs	421	480
Interest income	(32)	(74)
Loss on extinguishment of debt	22	9,920
Total nonoperating expenses	3,439	14,989

Income before equity in earnings (losses) of unconsolidated entities, income taxes, and gain on sale of collegiate housing properties	15,002	5,227

Equity in earnings (losses) of unconsolidated entities	255	(244)
Income before income taxes and gain on sale of collegiate housing properties	15,257	4,983
Less: Income tax (benefit) expense	(885)	51
Income before gain on sale of collegiate housing properties	16,142	4,932
Gain on sale of collegiate housing properties	—	11,873
Net income	16,142	16,805
Less: Net (loss) income attributable to the noncontrolling interests	(15)	136
Net income attributable to EdR	$16,157	$16,669

Other comprehensive income (loss):
Gain (loss) on cash flow hedging derivatives	1,078	(3,446)
Comprehensive income attributable to EdR	$17,235	$13,223

Earnings per share information:
Net income attributable to EdR common stockholders per share – basic	$0.21	$0.27
Net income attributable to EdR common stockholders per share – diluted (1)	$0.21	$0.26

Weighted average share of common stock outstanding – basic	73,510	62,677
Weighted average share of common stock outstanding – diluted (2)	73,775	62,963
(1) The numerator for earnings per share - diluted also includes $0.5 million of accretion of redeemable noncontrolling interests for the three months ended March 31, 2017.
(2) Weighted average shares of common stock outstanding - diluted assumes the conversion of outstanding redeemable Operating Partnership Units and University Towers Operating Partnership Units and shares issuable upon settlement of the forward equity agreements.

EdR AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME TO FFO AND CORE FFO
(Amounts in thousands, except per share/unit data)
(Unaudited)

	Three months ended March 31,
	2017	2016

Net income attributable to EdR	$16,157	$16,669

Gain on sale of collegiate housing assets	—	(11,873)
Real estate related depreciation and amortization	25,355	17,113
Equity portion of real estate depreciation and amortization on equity investees	676	666
Noncontrolling interests	108	206
Funds from operations ("FFO") available to stockholders and unitholders	$42,296	$22,781

FFO adjustments:
Loss on extinguishment of debt	22	9,920
Acquisition costs	25	60
Change in fair value of contingent consideration liability (3)	500	—
Straight-line adjustment for ground leases (1)	1,175	1,187
FFO adjustments	1,722	11,167

Core funds from operations ("Core FFO") available to stockholders and unitholders	$44,018	$33,948

Earnings per share - diluted (4)	$0.21	$0.26

FFO per weighted average share/unit (2)	$0.57	$0.36

Core FFO per weighted average share/unit (2)	$0.60	$0.54

Weighted average shares/units (2)	73,775	62,963

(1) This represents the straight-line rent expense adjustment required by GAAP related to ground leases. As the ground lease terms range from 40 to 99 years, the adjustment to straight-line these agreements becomes material to our operating results, distorting the economic results of the communities.

(2) FFO and Core FFO per weighted average share/unit were computed using the weighted average of all shares and partnership units outstanding, regardless of their dilutive impact.
(3) This represents the fair value adjustment for Urbane's contingent consideration.
(4) The numerator for earnings per share - diluted also includes $0.5 million of accretion of redeemable noncontrolling interests for the three months ended March 31, 2017.

EdR AND SUBSIDIARIES
2017 GUIDANCE - RECONCILIATION OF GAAP NET INCOME TO FFO and CORE FFO
(Amounts in thousands, except per share/unit data)
(Unaudited)

	Year ending December 31, 2017
	Low End	High End

Net income attributable to EdR	$42,050	$49,550

Real estate related depreciation and amortization	97,800	97,800
Equity portion of real estate depreciation and amortization on equity investees	2,500	2,500
Gain on sale of collegiate housing property	(750)	(750)
Noncontrolling interests	(300)	(300)
Funds from operations ("FFO") available to stockholders and unitholders	$141,300	$148,800

FFO adjustments:
Straight-line adjustment for ground leases (1)	4,700	4,700
FFO adjustments	4,700	4,700

Core funds from operations ("Core FFO") available to stockholders and unitholders	$146,000	$153,500

Earnings per share – diluted (2)	$0.51	$0.61

FFO per weighted average share/unit (3)	$1.84	$1.94

Core FFO per weighted average share/unit (3)	$1.90	$2.00

Weighted average shares/units (3)	76,800	76,800

(1)  This represents the straight-line rent expense adjustment required by GAAP related to ground leases. As the ground lease terms range from 40 to 99 years, the adjustment to straight-line these agreements becomes material to our operating results, distorting the economic results of the communities.

(2) The numerator for earnings per share - diluted for the Current Guidance also includes $2.6 million of accretion of redeemable noncontrolling interests for the year ended December 31, 2017.
(3) FFO and Core FFO per weighted average share/unit were computed using the weighted average of all shares and partnership units outstanding, regardless of their dilutive impact.

EdR AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

The following is a reconciliation of the Company's GAAP operating income to NOI for three months ended March 31, 2017 and 2016 (in thousands):

	Three months ended March 31,
	2017	2016
Operating income	$18,441	$20,216
Less: Third-party development services revenue	1,815	483
Less: Third-party management services revenue	945	894
Plus: Other operating expense	500	—
Plus: Development and management services expenses	2,901	2,521
Plus: General and administrative expenses, development pursuit, acquisition costs and severance	3,427	3,109
Plus: Ground leases	3,560	3,309
Plus: Depreciation and amortization	25,839	17,516
NOI	$51,908	$45,294

The following is a reconciliation of the Company's GAAP net income to Adjusted EBITDA for the trailing twelve months ended March 31, 2017 (in thousands):

	Three months ended	Plus: Year Ended	Less: Three Months Ended	Trailing Twelve Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016	March 31, 2017
Net income attributable to common stockholders	$16,157	$44,924	$16,669	$44,412
Straight line adjustment for ground leases	1,175	4,731	1,187	4,719
Acquisition costs	25	619	60	584
Depreciation and amortization	25,839	81,413	17,516	89,736
Loss on impairment of collegiate housing assets	—	2,500	—	2,500
Gain on sale of collegiate housing assets	—	(23,956)	(11,873)	(12,083)
Interest expense, net	3,028	15,454	4,663	13,819
Amortization of deferred financing costs	421	1,731	480	1,672
Interest income	(32)	(490)	(74)	(448)
Loss on extinguishment of debt	22	10,611	9,920	713
Income tax expense (benefit)	(885)	684	51	(252)
Other operating expense - change in fair value of contingent consideration liability	500	1,046	—	1,546
Noncontrolling interest	(15)	(220)	136	(371)
Adjusted EBITDA	$46,235	$139,047	$38,735	$146,547
Annualize acquisitions, developments and dispositions (1)	—	—	—	10,077
Pro Forma Adjusted EBITDA	$46,235	$139,047	$38,735	$156,624

(1) Pro forma adjustment to reflect all acquisitions, dispositions and development deliveries as if such transactions had occurred on the first day of the period presented.

EdR AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

The following is a reconciliation of our GAAP total debt to gross assets as of March 31, 2017 and December 31, 2016 (dollars in thousands):

	March 31, 2017		December 31, 2016
Mortgage and construction loans, excluding unamortized deferred financing costs of $56 as of December 31, 2016	$29,776		$62,576
Unsecured revolving credit facility	260,000		20,000
Unsecured term loan, excluding unamortized deferred financing costs of $1,186 and $762 as of March 31, 2017 and December 31, 2016, respectively	187,500		187,500
Unsecured senior notes, excluding unamortized deferred financing costs of $1,992 and $2,062 as of March 31, 2017 and December 31, 2016, respectively	250,000		250,000
Total debt, excluding unamortized deferred financing costs	727,276		520,076
Less: Cash	34,922		34,475
Net debt	$692,354		$485,601

Total assets	$2,719,848		$2,506,185
Accumulated depreciation(1)	332,678		315,634
Gross assets	$3,052,526		2,821,819

Debt to gross assets	23.8%		18.4%
Net debt to gross assets(4)	22.9%		17.4%

Interest coverage (TTM)(2)	10.6	x	9.0	x
Net debt to EBITDA - Adjusted (TTM)(3)	2.3	x	1.7	x

(1) Represents accumulated depreciation on real estate assets.
(2) Equals Adjusted EBITDA of $146.5 million divided by interest expense of $13.8 million. See page 14 for reconciliation of Adjusted EBITDA.
(3) Net Debt to EBITDA - Adjusted is calculated to normalize the impact of non-income producing construction debt. In the calculation, Net Debt is total debt (excluding the unamortized deferred financing costs) less cash and excludes non income-producing debt related to assets under development at time of calculation. EBITDA is Proforma Adjusted EBITDA, which includes proforma adjustments to reflect all acquisitions, development deliveries and dispositions as if such had occurred at the beginning of the 12 month period being presented.

(4) Gross assets used in the net debt to gross assets calculation excludes $34.9 million cash on hand at March 31, 2017.